W.P.I. 11.1.2                                                     EXECUTION COPY

                         INTERCOMPANY SERVICE AGREEMENT



                              --------------------







                         INTERCOMPANY SERVICE AGREEMENT





                          Dated as of November 1, 2000



                                     Between



                         Balzers and Leybold Taiwan, LTD



                              as Providing Company


                                       and


                                  INFICON LTD.


                              as Receiving Company






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                                TABLE OF CONTENTS

1.       Definitions........................................................1

2.       Services...........................................................3

3.       Term...............................................................3

4.       Compensation. .....................................................3

5.       General Obligations; Standard of Care..............................5

6.       Certain Limitations................................................6

7.       Termination........................................................6

8.       Relationship Between the Parties...................................7

9.       Subcontractors/Agents..............................................7

10.      Intellectual Property..............................................7

11.      Confidentiality. ..................................................8

12.      Limitation of Liability. ..........................................8

13.      Force Majeure......................................................8

14.      Dispute Resolution.................................................8

15.      Miscellaneous. ....................................................9




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         This Intercompany Service Agreement (this "Agreement") is made as of
November 1, 2000, between Balzers and Leybold Taiwan Ltd, a company incorporated in Taiwan and having an office at No. 416-1, Sec 3, Chung-Hsin Rd, ChuTung, HsinChu, Taiwan R.O.C. 310, ("Providing Company") and Inficon Ltd, a company incorporated in Taiwan and having an office at No. 416-1, Sec 3, Chung-Hsin Rd, ChuTung, HsinChu, Taiwan, R.O.C. 310 ("Receiving Company") (collectively, the "Parties").


                  WHEREAS, Providing Company and Receiving Company are direct or indirect subsidiaries of Unaxis Holding AG, a corporation organized under the laws of Switzerland ("Unaxis"); and

                  WHEREAS, Unaxis has decided to restructure its group of companies by divesting the assets of certain divisions to separate organizational units, which shall be formed either as independent legal entities or held by a multi-divisional legal entity;

                  WHEREAS, as part of the foregoing, Unaxis and Inficon Holding AG, a corporation organized under the laws of Switzerland ("Inficon"), have entered into a Master Separation Agreement dated August 31, 2000, which provides, among other things, for the separation of certain Inficon Assets and Inficon Liabilities, the initial public offering of Inficon shares and the delivery of certain other agreements in order to facilitate and provide for the foregoing; and

                  WHEREAS, Receiving Company, for reasons of cost effectiveness, wishes to purchase from Providing Company certain Services (as defined hereinafter), and Providing Company is prepared to render such Services upon the conditions set forth hereinafter;

                           NOW THEREFORE, the Parties hereto have agreed as
follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

         "Affiliate" means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person. The expression "control" (including its correlative meanings, "controlled by", "controlling" and "under common control with") shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50 %) of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         "Ancillary Agreements" shall have the meaning assigned to such term in the Master Separation Agreement.

         "Additional Services" shall have the meaning set forth in Section 2.2 hereof.

         "Change of Control" shall be deemed to have occurred, for the purpose of this Agreement, at such time as any Unaffiliated Person or any Unaffiliated Persons acting

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         together as a group, or, together with any Affiliates thereof, (i)
         become the beneficial owner, directly or indirectly, of the share capital of any Party to this Agreement, entitling such Unaffiliated Person or Unaffiliated Persons or its or their Affiliates to exercise more than 50% of the total voting power of all classes of the share capital of such Party entitled to vote generally in the election of directors or (ii) shall succeed in having sufficient nominees elected to the board of directors of any Party to this Agreement that such nominees, together with any existing members of the board of directors who are Affiliates of or acting in concert with any such Unaffiliated Person or Persons, shall constitute a majority of the board of directors of any Party to this Agreement or (iii) has otherwise the direct or indirect power to direct or cause the direction of the management and policies of any Party to this Agreement.


         "Effective Date" shall mean December 1, 2000, the effective date of this Agreement.


         "Force Majeure" shall have the meaning set forth in Section 13 hereof.

         "Inficon Assets" shall have the meaning assigned to such term in the Master Separation Agreement.

         "Inficon Liabilities" shall have the meaning assigned to such term in the Master Separation Agreement.

         "Inficon Restructuring" shall have the meaning assigned to such term in the Master Separation Agreement.

         "Master Separation Agreement" shall have the meaning set forth in the recitals of this Agreement.

         "Providing Company" shall mean, with respect to any particular Service, the party or its subsidiaries identified on Exhibit I hereto and, if applicable, Exhibit II hereto, as the party to provide such Service.

         "Receiving Company" shall mean, with respect to any particular Service, the party or its subsidiaries identified on Exhibit I hereto, and, if applicable, Exhibit II hereto, as the party to receive such Service.

         "Services" shall have the meaning set forth in Section 2.1 hereof.


         "Transfer Date" shall mean November 1, 2000, the effective time and date of the transfer of the property and assets between Providing Company and Receiving Company pursuant to the Agreement of Purchase and Sale of the Assets between Providing Company and Receiving Company to be entered into in connection with the Inficon Restructuring.


         "Unaffiliated Person" means any person that is not affiliated with any Party of this Agreement.

         "GST" means goods and services tax on the consumption of goods or services levied under the Goods and Services Tax Act, Chapter 117A of Singapore.

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2.   Services.

     2.1 Services Generally. Except as otherwise provided herein, Providing Company shall provide or cause to be provided to Receiving Company the services (the "Services") described in Exhibit I hereto. The Services shall be provided by Providing Company on a continuous basis for the term of the Agreement set forth in Section 3.1. Receiving Company shall not be required to furnish specific orders for Services to be provided by Providing Company hereunder.

     2.2 Additional Services. From time to time after the Effective Date, the Parties may identify additional Services that Providing Company will provide to Receiving Party in accordance with the terms and conditions of this Agreement (the "Additional Services"). Accordingly, the Parties shall amend this Agreement to include Additional Services on Exhibit II hereto.

     2.3 Obligation to Provide Additional Services. Except as set forth in the next sentence, Providing Company shall be obligated to perform, at a reasonable charge, any Additional Service that: (A) was provided by Providing Company or its predecessor in interest immediately prior to the Transfer Date and that Receiving Company reasonably believes was inadvertently or unintentionally omitted from the list of Services or (B) is essential to effectuate an orderly transition following the Inficon Restructuring unless such performance would significantly disrupt Providing Company's operations or materially increase the scope of its responsibility or obligations under this Agreement. If Providing Company reasonably believes the performance of Additional Services required under subparagraphs (A) or (B) would significantly disrupt its operations or materially increase the scope of its responsibility or obligations under this Agreement, Providing Company and Receiving Company shall negotiate in good faith to establish the terms under which Providing Company can provide such Additional Services and use their best efforts to reach an agreement thereon, but Providing Company shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement with Receiving Company.

3.   Term.

                  The term of this Agreement shall commence on the Effective Date and shall remain in effect for an unlimited period of time, unless terminated pursuant to Section 7 or agreed otherwise by the parties.

4.   Compensation.

     4.1 Fees for Services. Receiving Company shall pay Providing Company the service fee set forth on Exhibit I or, if applicable, Exhibit II hereto, for each of the Services listed therein as adjusted, from time to time, in accordance with the process and procedures established under Section 4.4 hereof. Such service fee shall be based on a fixed annual amount to be calculated on the budgeted direct or indirect cost of providing such Services hereunder plus seven percent (7%) and remain fixed through the end of the current year unless Additional Services are provided at the request of the Receiving Company in accordance with Section 2.3 of this Agreement. The Parties also intend for the service fee payable hereunder to be easy to administer and, therefore,

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hereby acknowledge it may be counterproductive to try to recover every cost, fee, or expense, particularly those that are insignificant or de minimis. If the Providing Party has determined that the estimated fee for the next calendar year will exceed, or be less than, the fee for the current year, it shall notify the Receiving Party of such determination no later than October 31 of the current year and in case of a fee increase provide the Receiving Party with proper documentation in support of its determination. The Parties shall discuss any such situation and use their best efforts to reach an agreement on the fee to be paid for the following calendar year; provided, however, that failure to reach agreement on a fee increase proposed by the Providing Party shall not justify stopping the provision of, or payment for, Services under this Agreement but that the Receiving Party may terminate the agreement pursuant to Section 7.1(a) of this Agreement.

     4.2 Payment Terms. Providing Company shall bill Receiving Company monthly for all fees pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. The service fee shall be due on the first day of each month and shall be payable by Receiving Company within fifteen (15) days after receipt of a proper invoice therefor. Late payments beyond sixty (60) days of the date of the invoice shall be subject to an interest charge at 8 percent (8 %) per annum of the invoiced amount, calculated on a daily basis, commencing on the sixty-first day of the date of the invoice.

     4.3 GST.The amounts determined in accordance with this Section 4 are exclusive of GST (which shall be paid by the Receiving Company in the manner and the rate prescribed by law from time to time) and it is the responsibility of both the Receiving Company and the Providing Company to ensure that the correct GST treatment is applied in respect of a Service provided.

     4.4 Performance Under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, Receiving Company shall not be charged under this Agreement for any obligations that are specifically required to be performed under any Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of such other Ancillary Agreement.

     4.5 Accounting. Before the Transfer Date, the Parties shall agree on a process and procedure for conducting internal audits and making adjustments to fees as a result of the movement of employees and functions between Parties, the discovery of errors or omissions in fees, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond one (1) year after completion of a particular Service.

     4.6 Pricing Adjustments. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the fees, individually or in the aggregate, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the Parties shall agree to make corresponding adjustments to the fees in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 4.6 shall be reflected in the Parties' legal books and records, and the resulting overpayment or underpayment shall create an obligation to be paid in the manner specified in Section 4.2.

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5.   General Obligations; Standard of Care.

     5.1 Performance of Providing Company. Providing Company shall maintain a high professional standard of care in rendering the Services hereunder. Subject to Section 6, Providing Company shall maintain sufficient resources to perform its obligations to provide Services hereunder. Providing Company shall use reasonable efforts to provide Services to Receiving Company in accordance with the policies, procedures and practices in effect before the date hereof and shall exercise the same care and skill as it exercises in performing similar services for itself.

     5.2 Performance of Receiving Company. Receiving Company shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the date hereof, including providing information and documentation sufficient for Providing Company to perform the Services and making available, as reasonably requested by the Providing Company, sufficient resources and timely decisions, approvals and acceptances in order that Providing Company may accomplish its obligations to provide Services hereunder in a timely manner.

     5.3 Changes in Provision of Services. The Parties acknowledge that Providing Company may make changes from time to time in the manner of performing the Services if the Providing Company is making similar changes in performing similar services for itself and if Providing Company furnishes to Receiving Company reasonable advance notice of not less than three month regarding such changes.

     5.4 Responsibility for Errors; Delays. Providing Company's sole responsibility to Receiving Company:

         (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Receiving Company; provided Receiving Company must promptly advise Providing Company of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 5.1; and

         (b) for failure to deliver any Service because of impracticability, shall be to use reasonable efforts, subject to Section 6.2, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

     5.5 Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with Services, performing true-ups and adjustments and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Receiving Company. The Parties will maintain documentation

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supporting the information contained in Exhibit I hereto and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the country of the Providing Company or any other country.

     5.6 Alternatives. If Providing Company reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 5.5 or because of impracticability, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, Providing Company shall use reasonable efforts, subject to Section 6.1 and Section 6.2, to continue providing the Service or, in the case of systems, to support the function to which the system relates or permit Receiving Company to have access to the system so Receiving Company can support the function itself. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Providing Company's fee for the Service in question,such payment shall be made by Receiving Company unless otherwise agreed in writing.


6.  Certain Limitations.

     6.1 Impracticability. Providing Company shall not be required to provide any Service to the extent the performance of such Service becomes "impracticable" as a result of a cause or causes outside the reasonable control of Providing Company including unfeasible technological requirements, or to the extent the performance of such Services would require Providing Company to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract or any Ancillary Agreement.

     6.2 Additional Resources. Except as provided in the relevant Exhibit for a specific Service, in providing the Services, Providing Company shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Company's data to Receiving Company or any alternate supplier of Services.

7.   Termination.

     7.1 Termination.

         (a) This agreement will terminate on March 30, 2001.

         (b) Subject to the provisions of Section 14 below, any Party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) business days after being given written notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Section 14 below prior to termination for breach; and

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         (c) Any Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services, if a Change of Control occurs with respect to the other Party to the Agreement before March 30, 2001, upon being notified in writing of such Change of Control, unless the terminating Party has consented in writing to such Change of Control.

     7.2 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

     7.3 Effect of Termination. In the event of a termination, all outstanding fees shall become immediately due and payable and all documents delivered in connection with a terminated Service shall be returned by the recipient thereof immediately upon request by the delivering party.

8.   Relationship Between the Parties.

                  The relationship between the Parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. Providing Company will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. Receiving Company agrees to grant Providing Company personnel access to sites, systems and information (subject to the provisions of confidentiality stated below) as necessary for Providing Company to perform its obligations hereunder. Providing Company personnel agree to obey any and all security regulations and other published policies of Receiving Company.

9.  Subcontractors/Agents.

                  Providing Company may engage a "subcontractor" or "agent" to perform all or any portion of Providing Company's duties under this Agreement; provided that any such subcontractor or agent agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section 11 regarding confidentiality below; provided further that Providing Company remains responsible for the performance of such subcontractor or agent; and provided further that such engagement of a subcontractor shall not increase the compensation owed under the terms of this Agreement. As used in this Section 9, "subcontractor" or "agent" means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged by Providing Company to perform Services hereunder.

10. Intellectual Property.

    10.1 Unless otherwise agreed by the Parties under the Ancillary Agreements, any services in connection with intellectual property rights will be subject to the relevant patent assignment, copyright assignment, trademark assignment and the patent license agreement or other intellectual property transfer document, each as the case may be.

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     10.2 This Agreement and the performance of this Agreement will not affect the ownership of any patents or other intellectual property rights allocated in the relevant patent assignment, the copyright assignment, the trademark assignment, the patent license agreement or other intellectual property transfer document, each as the case may be.

     10.3 Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

11.  Confidentiality.

     During the term of this Agreement, a Party may receive or have access to certain information of the other Party that is marked as "Confidential Information," including, though not limited to, information or data related to any Party's products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and processes), and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), which, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential (together "Confidential Information"). Each Party agrees to hold confidential all Confidential Information furnished to it under this Agreement, except for information which (a) is in the public domain or enters the public domain other than by such Party's breach of this Agreement, (b) is disclosed to such Party without restrictions of confidentiality by a third person who is not in breach of an obligation of confidentiality in doing so, or (c) is required to be disclosed by any applicable law or regulation or by order of a judicial or administrative authority having jurisdiction.

12.  Limitation of Liability.

         Neither Party will be liable to the other for any lost profits, loss of data, loss of use, cost of cover, business interruption or other special, incidental, indirect, punitive or consequential damages, however caused, under any theory of liability, arising from the performance of any Service hereunder, or relating to this Agreement, except to the extent such liability may not be excluded under provisions of applicable law.

13.  Force Majeure.

         Each Party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Receiving Company to make certain payments to Providing Company pursuant to Section 4 hereof for Services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

14.  Dispute Resolution.

     14.1 Negotiation. The Parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days

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after notice of a dispute or claim is given by any party to the other parties, the parties' negotiating teams shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. During the course of negotiations under this Section 14.1, all reasonable requests made by one Party to the other, for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Parties.

     14.2 Arbitration. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the Parties within fifteen (15) days after the first meeting of the negotiating teams under Section 14.1, the Parties will attempt in good faith to resolve such dispute or claim by arbitration in accordance with the International Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with such Rules. The language of any such arbitration shall be English and the forum shall be Singapore. The arbitration shall be held as soon as practicable after the end of such fifteen (15) day negotiation period. Except as provided below in
Section 14.3, no litigation for the resolution of such dispute may be commenced until the Parties make a good faith effort to settle the dispute by such arbitration in accordance with such rules and the Parties has concluded in good faith that amicable resolution through continued arbitration of the matter does not appear likely. The costs of arbitration shall be shared equally by the Parties to the arbitration. Any settlement reached by arbitration shall be recorded in writing, signed by the Parties, and shall be binding on them.

     14.3 Proceedings. Nothing herein, however, shall prohibit a Party from initiating litigation or other judicial or administrative proceedings if such Party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or arbitration. In the event that litigation is commenced under this
Section 14.3, the Parties agree to continue to attempt to resolve any dispute according to the terms of Sections 14.1 and 14.2 during the course of such litigation proceedings under this Section 14.3.

15.  Miscellaneous.

     15.1 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     15.2 Governing Law. This agreement will be governed by and construed in accordance with the laws of Taiwan regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     15.3 Consent to Jurisdiction. Subject to the dispute resolution procedures of Section 14 of this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of Taiwan and, in each case, any appellate court therein, for the purpose of any suit, action or proceeding against it arising out of or related to this Agreement

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("proceedings"). Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such proceedings brought in such a court any claim that any such proceedings have been brought in an inconvenient forum. Each of the Parties agrees that final judgment in any proceedings brought in such a court shall be conclusive and binding upon such Party and may be enforced in any court of the jurisdiction of which it is subject by a suit upon such judgment; provided that service of process is effected upon such party in accordance with the laws of the jurisdiction of Taiwan.

     15.4 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     15.5 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by telecopy with a confirmed transmission report, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Providing Company:


                             Balzers and Leybold Taiwan Ltd


                  Address:   No. 416-1, Sec 3, Chung-Hsin Rd

                             ChuTung, HsinChu, Taiwan
                             R.O.C. 310
                  Telephone: (886) 3 583 3988
                  Facsimile: (886) 3 583 3999
                  Contact Person:  Mr. Edgar Knobloch



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     If to Receiving Company:

                         Inficon  Ltd

              Address:   No. 416-1, Sec 3, Chung-Hsin Rd

                         ChuTung, HsinChu, Taiwan

                         R.O.C. 310
     Telephone: (886) 3 583 3988
     Facsimile: (886) 3 583 3999
     Contact Person: Dr Stephan DeLuca


     or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by telecopy or by air courier will be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed. As used in this Agreement, "business day" means day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdictions where Receiving Company and Providing Company are located are authorized or obligated by law or executive order to close.

     15.6 Nonassignability. Except as specifically permitted under Section 9 above, no Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the prior written consent of the other Party hereto, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of the other Party. Notwithstanding the foregoing, any Party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such Party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

     15.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

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     15.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any
Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any provision of this Agreement, nor will any single or partial exercise of any such right preclude other or further exercise of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     15.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties to this Agreement.







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                  IN WITNESS WHEREOF, each of the Parties has caused this
Agreement to be executed in duplicate originals by its duly authorized representatives.







                                    Leybold Vacuum Taiwan Ltd



                                    /s/ Monika Mattern-Klosson
                                    ------------------------------------
                                    By: Monika Mattern-Klosson
                                    Title: President





                                    INFICON LTD


                                    /s/ Stephan DeLuca
                                    ------------------------------------
                                    By: Stephan DeLuca
                                    Title: President


[WITNESS]

By:
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                                    EXHIBIT I

                                    SERVICES




Providing Company: Balzers and Leybold Taiwan Ltd


         Address: No. 416-1, Sec 3, Chung-Hsin Rd
                  ChuTung, HsinChu, Taiwan
                  R.O.C. 310
         Telephone: (886) 3 583 3988
         Facsimile: (886) 3 583 3999
         Contact Person: Mr. Edgar Knobloch

Receiving Company: Inficon  Ltd

         Address: No. 416-1, Sec 3, Chung-Hsin Rd
                  ChuTung, HsinChu, Taiwan
                  R.O.C. 310
         Telephone: (886) 3 583 3988
         Facsimile: (886) 3 583 3999
         Contact Person: Dr Stephan DeLuca

Country of Providing Company: Taiwan

     A. Description of Services

1.   Finance and accounting:

     -  support and consultancy on budgeting, and analyses
     -  analyses of profitability (investments, projects etc)
     - establishing and implementation of cost accounting, financial reporting and information systems
     - support, consultancy, training of personnel concerned with finance and business administration
     -  payroll services

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B.   Initial Service Date

     Effective Date:   December 1, 2000


C.   Service Fee

     A monthly fee of NT$ 215,000 will be paid for the services.



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